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As filed with the Securities and Exchange Commission on May 22, 2003

Registration No. 333-104651

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILICON GRAPHICS, INC.

Delaware	3571	94-2789662
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway
Mountain View, California 94043
(650) 960-1980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sandra M. Escher
Senior Vice President and General Counsel
Silicon Graphics, Inc.
1600 Amphitheatre Parkway
Mountain View, California 94043
(650) 960-1980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel G. Kelly, Jr.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94043
Tel: (650) 752-2000
Fax: (650) 752-2111

       Approximate date of commencement of proposed sale to the public:   As promptly as possible upon effectiveness of this Registration Statement.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)(6)

Senior Notes Due 2009	$230,000,000	100%	$175,950,000	$14,235

Senior Convertible Notes Due 2009	(4)	(4)	(4)	(4)

Common Stock, par value $0.001 per share(5)	(5)	N/A	N/A	N/A

(1)
This registration statement relates to the exchange by Silicon Graphics, Inc. of an aggregate of up to $230,000,000 principal amount of its 5.25% Senior Convertible Notes Due 2004 for either (a) $1,000 in principal amount of its new Senior Notes Due 2009 for each $1,000 in principal amount of notes tendered, or (b) $1,000 principal amount of its new Senior Convertible Notes Due 2009 for each $1,000 in principal amount of notes tendered.
(2)
This amount is the maximum principal amount of 5.25% Senior Convertible Notes Due 2004 that may be received by the registrant from tendering holders.
(3)
The amount of the registration fee paid herewith was calculated, pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on $175,950,000, the market value as of April 16, 2003 of the maximum amount of 5.25% Senior Convertible Notes Due 2004 that may be received by the registrant from tendering holders.
(4)
The total of Senior Notes Due 2009 and Senior Convertible Notes Due 2009 to be issued upon completion of this exchange offer will be no more than $230,000,000. Therefore no additional registration fee is required pursuant to Rule 457 of the Securities Act of 1933, as amended.
(5)
Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Senior Convertible Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.
(6)
Previously paid.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus supplement may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

DATED MAY 22, 2003

Prospectus Supplement to
Prospectus dated April 21, 2003

SILICON GRAPHICS, INC.

SUPPLEMENT TO OUR OFFER TO EXCHANGE

11.75% SENIOR NOTES DUE 2009 OR
6.50% SENIOR CONVERTIBLE NOTES DUE 2009

FOR

ALL OUR OUTSTANDING
5.25% SENIOR CONVERTIBLE NOTES DUE 2004

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 13, 2003,
UNLESS EXTENDED.

        This prospectus supplement relates to our offer to exchange $1,000 principal amount of our 11.75% Senior Notes Due 2009, referred to as the New Notes, or $1,000 principal amount of our 6.50% Senior Convertible Notes Due 2009, referred to as the New Convertible Notes, for an equal amount of our 5.25% Senior Convertible Notes Due 2004, referred to as the Old Notes, upon the terms and conditions specified in the prospectus dated April 21, 2003 previously filed with the Securities and Exchange Commission, which we refer to as the original prospectus. We have agreed to pay soliciting dealers a fee in connection with the tender by their clients of Old Notes in the exchange offer. In accordance with the rules of the SEC, the offer will remain open until midnight on Tuesday, June 13, 2003 unless extended.

        Except for the above-described change in terms and the change in the expiration date, all other terms of the exchange offer remain the same.

        This prospectus supplement modifies and supercedes certain information included in the original prospectus to reflect the payment of a fee to soliciting dealers and the change of the expiration date. This prospectus supplement should be read in conjunction with the original prospectus.

        Noteholders who have already tendered their Old Notes pursuant to the exchange offer and who have not withdrawn such Old Notes do not need to take any further action to receive the New Notes or the New Convertible Notes. Noteholders who wish to tender but have not yet done so should follow the instructions included in the letter of transmittal previously delivered and, as applicable, should complete the form in the letter to clients included herewith.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 22, 2003.

THE EXCHANGE OFFER

Amended Terms of the Exchange Offer

        The discussion set forth in the original prospectus regarding the terms of the exchange offer is hereby amended and supplemented as follows:

Retail Solicitation Fee

        We will pay a retail solicitation fee to soliciting dealers who are named in the acknowledgement of solicitation in the letter to clients as having solicited and obtained the tender from a beneficial holder of the Old Notes. The amount of the fee will be $2.50 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of more than $50,000 and up to $250,000 principal amount of Old Notes, and $5.00 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of $50,000 or less principal amount of Old Notes. These fees will be paid only for tenders by beneficial holders of $250,000 or less principal amount of Old Notes that are accepted in the exchange offer.

Expiration of the Exchange Offer

        The term "expiration date" means midnight, New York City time, on Tuesday, June 13, 2003 unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, so extended, expires.

Procedure for Tendering Shares

        Noteholders who have already tendered their Old Notes pursuant to the exchange offer and who have not withdrawn such Old Notes do not need to take any further action to receive the New Notes or New Convertible Notes.

        Noteholders who wish to tender but have not yet done so should follow the instructions included in the letter of transmittal previously provided and, as applicable, should complete the form in the letter to clients included herewith. As a result of the extension of the offer, tendering noteholders are entitled to withdraw tendered Old Notes until midnight, New York City time, on Tuesday, June 13, 2003.

        Except for the above-described change in terms and the change in expiration date, all other terms of the exchange offer remain the same.

FEES AND EXPENSES

        The discussion set forth in the original prospectus under the caption "Fees and Expenses" is hereby amended and supplemented by the addition of the following sentence:

        We will pay a retail solicitation fee to soliciting dealers who are named in the acknowledgement of solicitation in the letter to clients as having solicited and obtained the tender from a beneficial holder of the Old Notes. The amount of the fee will be $2.50 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of more than $50,000 and up to $250,000 principal amount of Old Notes and $5.00 per $1,000 principal amount of Old Notes solicited from and tendered by beneficial holders of $50,000 or less principal amount of Old Notes. These fees will be paid only with respect to tenders by beneficial holders of $250,000 or less principal amount of the Old Notes that are accepted in the exchange offer.

2

        U.S. Bank National Association is the Exchange Agent for the offer and will process tenders and withdrawals of Old Notes in the exchange offer. All executed letters of transmittal and notices of guaranteed delivery should be directed to the Exchange Agent and questions or requests for assistance or additional copies of the original prospectus and related letter of transmittal or this prospectus supplement may be directed to it at one of its addresses set forth below:

U.S. BANK NATIONAL ASSOCIATION

By Mail:	By Facsimile:	By Hand or Overnight Courier:
U.S. Bank National Association Corporate Trust Services (Silicon Graphics, Inc.) St. Paul, MN 55101	(651) 244-1537	U.S. Bank National Association Corporate Trust Services (Silicon Graphics, Inc.) St. Paul, MN 55101
Confirm Facsimile by Telephone: (651) 244-8161

        The Information Agent for the exchange offer is MacKenzie Partners, Inc. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the original prospectus and related letter of transmittal, the notice of guaranteed delivery and this prospectus supplement may also be obtained from the Information Agent.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20. Indemnification of Directors and Officers.

  Silicon Graphics, Inc.

        SGI is a corporation organized under Delaware law. Pursuant to the statutes of the State of Delaware, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement.

        In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the Delaware Business Corporation Law.

        The SGI by-laws provide that SGI is authorized, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with SGI or at the request of SGI in any capacity with any other enterprise.

        The directors and officers of SGI are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

  Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
3.1	Restated Certificate of Incorporation of Silicon Graphics, Inc.*
3.2	Amended and Restated By-laws of Silicon Graphics, Inc.**
4.1	Form of Indenture, dated as of September 1, 1997 between SGI and State Street Bank and Trust Company of California, N.A., as trustee for the Old Notes***
4.2	Form of Indenture to be entered into between SGI and U.S. Bank National Association, as trustee for the New Notes****
4.3	Form of Indenture to be entered into between SGI and U.S. Bank National Association, as trustee for the New Convertible Notes****
5.1	Opinion of Davis Polk & Wardwell with respect to the New Notes and the New Convertible Notes****
10.1	Agreement to Tender dated April 18, 2003 between SGI and Highfields Capital Management LP****
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges****
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)****
25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee for the New Notes****
25.2	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee for the New Convertible Notes****
99.1	Form of Letter of Transmittal****
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	Form of Notice of Guaranteed Delivery****
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner****

*
Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on November 14, 1994.

**
Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed on October 15, 2001.

***
Incorporated by reference to our Amended Registration Statement on Form S-4/A, filed on August 7, 1997.

****
Previously filed.

  Item 22. Undertakings

        (a)   The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES FOR SILICON GRAPHICS, INC.

        Pursuant to the requirements of the Securities Act of 1933, Silicon Graphics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this amendment no. 3 to its registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 22, 2003.

SILICON GRAPHICS, INC.
By:	/s/ Sandra Escher Name: Sandra Escher Title: Senior Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to the registrant's registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Robert R. Bishop	Chairman and Chief Executive Officer (Principal Executive Officer)	May 22, 2003
* Jeffrey V. Zellmer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2003
* Kathy Lanterman	Vice President and Corporate Controller (Principal Accounting Officer)	May 22, 2003
* Arthur L. Money	Director	May 22, 2003
* James A. McDivitt	Director	May 22, 2003
* Charles Steinberg	Director	May 22, 2003
* Dr. Robert M. White	Director	May 22, 2003

* Dr. Lewis S. Edelheit	Director	May 22, 2003
* Anthony R. Muller	Director	May 22, 2003
By:	/s/ SANDRA ESCHER Sandra Escher	*Attorney-in Fact

QuickLinks

  Prospectus Supplement to Prospectus dated April 21, 2003
SILICON GRAPHICS, INC. SUPPLEMENT TO OUR OFFER TO EXCHANGE 11.75% SENIOR NOTES DUE 2009 OR 6.50% SENIOR CONVERTIBLE NOTES DUE 2009 FOR ALL OUR OUTSTANDING 5.25% SENIOR CONVERTIBLE NOTES DUE 2004
THE EXCHANGE OFFER
FEES AND EXPENSES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES FOR SILICON GRAPHICS, INC.